EXHIBIT 99.1
NEWS RELEASE for January 25, 2006

Contact:

Roberta L. Smigel
Clarient, Inc.
(949) 276.0110
investorrelations@clarientinc.com

CLARIENT ANNOUNCES CHIEF FINANCIAL OFFICER RESIGNATION

SAN JUAN CAPISTRANO, Calif. (January 25, 2006) — Clarient, Inc. (Nasdaq: CLRT), today announced that Executive Vice President and Chief Financial Officer, Stephen T.D. Dixon, will resign effective February 3, 2006 to pursue a new professional opportunity.  He has held the post of Executive Vice President and CFO for Clarient since December, 2002.

“Clarient is appreciative of Steve’s contributions and his integral role as a member of the management team that has overseen Clarient’s recent turnaround. Steve has done an excellent job of establishing solid accounting practices and building a strong internal control environment, all of which have prepared Clarient to grow and move to the next level. We wish him well in his professional endeavors,” said Ron A. Andrews, President and Chief Executive Officer.  “We have retained a search firm to immediately begin the recruitment of a new CFO.”

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About Clarient Inc.

                Clarient provides market leading technologies, services and expert support for the characterization, assessment and treatment of cancer, leading to more accurate diagnoses by pathologists, more confident treatment decisions by oncologists, a more efficient way to identify and develop pharmaceuticals and, ultimately, better outcomes for patients. A majority-owned subsidiary of Safeguard Scientifics, Inc., Clarient was formed in 1996 to develop and market the Automated Cellular Imaging System (ACIS). This digital imaging and assessment system allowed pathologists, for the first time, to obtain potentially more reliable, reproducible quantitative results for a broad range of slide-based diagnostic tests. In 2005, the ACIS and other leading diagnostic technologies such as flow cytometry and genetic testing were brought in-house to a state-of-the-art diagnostic laboratory and surrounded by a team of premiere cancer specialists, forming the Clarient Diagnostic Services business. This facility and the Clarient team support the efforts of pathologists and the biopharmaceutical industry as a central resource for cancer diagnostics, disease interpretation, remote pathology, and contract research operations.

Clarient’s mission is to provide critical information to clinicians that will improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe are currently using Clarient technology and services. Clarient and ACIS are registered trademarks of Clarient. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) advances the value of revenue-stage information technology and life sciences companies.  Safeguard provides growth capital as well as a range of strategic, operating and management resources to help its partner companies build value in their businesses.  The company participates in expansion financings, management buyouts, recapitalizations, industry consolidations and early-stage financings.  For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to the Company’s ability to successfully identify and hire a new Chief Financial Officer and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.